SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                         FIRST DEFIANCE FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         FIRST DEFIANCE FINANCIAL CORP.
                               601 Clinton Street
                              Defiance, Ohio 43512
                                 (419) 782-5015

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 18, 2000



         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of First Defiance Financial Corp., Defiance, Ohio ("First Defiance") will be held at the home office of its subsidiary First Federal Savings and Loan, located at 601 Clinton Street, Defiance, Ohio 43512, Tuesday, April 18, 2000 at 1:00 p.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

                  (1) To elect three (3) directors for three-year terms, and until their successors are elected and qualified;

                  (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other business.

         The Board of Directors has fixed March 6, 1999 as the voting record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                             /s/John W. Boesling
                                             -------------------
                                             John W. Boesling
                                             Secretary
Defiance, Ohio
March 20, 2000

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                                 ---------------


                         First Defiance Financial Corp.
                               601 Clinton Street
                              Defiance, Ohio 43512

                                 ---------------

                       2000 ANNUAL MEETING OF SHAREHOLDERS

                                 April 18, 2000

General

         This Proxy Statement is being furnished to holders of common stock, $0.01 par value per share ("Common Stock"), of First Defiance Financial Corp., Defiance, Ohio ("First Defiance"). Proxies are being solicited on behalf of the Board of Directors of First Defiance to be used at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the home office of First Federal Savings and Loan ("First Federal") located at 601 Clinton Street, Defiance, Ohio 43512, on Tuesday April 18, 2000 at 1:00 p.m., Eastern Time, and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to shareholders on or about March 20, 2000.

Proxies

         The proxy solicited hereby, if properly signed and returned to First Defiance and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for the nominees for director described herein and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of First Defiance written notice thereof (John W. Boesling, Secretary, First Defiance Financial Corp., 601 Clinton Street, Defiance, Ohio 43512); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving notice of revocation to the Secretary. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Voting Rights

         Only shareholders of record at the close of business on March 6, 2000 ("Voting Record Date") will be entitled to notice of and to vote at the Annual Meeting. On the Voting Record Date, there were 6,836,685 shares of Common Stock issued and outstanding and First Defiance had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

         The presence, either in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast with a quorum present. Abstentions are considered in determining the presence of a quorum and will not affect the plurality vote required for the election of directors. The proposals for election of directors are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."

Beneficial Ownership

         The following table includes, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) the only person or entities, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), who or which was known to First Defiance to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) each director and each person nominated to become a director of First Defiance, (iii) the executive officers of First Defiance named in the Summary Compensation Table set forth under "Executive Compensation," and (iv) all directors and executive officers of First Defiance as a group.

                                                       Amount and Nature of
    Name of Beneficial Owner or                     Beneficial Ownership as of             Percent of
    Number of Persons in Group                             March 6, 2000 (1)              Common Stock
    --------------------------                             -----------------              ------------
First Federal Savings and Loan
 Employee Stock Ownership Plan                             771,952   (2)                       11.32%
Dimensional Fund Advisors, Inc.                            534,089   (3)                        7.81%
William J. Small                                           125,800   (4)                        1.82%
Don C. Van Brackel                                         287,354   (5)                        4.12%
Dr. John U. Fauster III                                     61,860   (6)(7)                      .90%
Dr. Marvin J. Ludwig                                        65,189   (6)(8)                      .95%
Stephen L. Boomer                                           45,753   (6)                         .67%
Thomas A. Voigt                                             23,444   (9)(10)                     .34%
Dr. Douglas A. Burgei                                       23,220   (9)                         .34%
Gerald W. Monnin                                            35,768   (11)                        .52%
Peter Diehl                                                 11,248   (12)                        .16%
John C. Wahl                                                90,341   (13)                       1.31%
All directors and executive
 officers as a group (11 persons)                          871,803   (14)                      12.01%


(Footnotes on next page)

(1) Unless otherwise indicated, the named person has sole voting power and sole investment power with respect to the indicated shares.

(2) Shares owned by First Federal Savings and Loan Employee Stock Ownership Plan ("ESOP") which have been allocated to persons listed in this beneficial ownership table are also included in those persons' holdings.

(3) Based on Form 13G filed with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, possesses both voting and investment power over 534,089 shares of Common Stock. All 534,089 shares reported are owned by the entities for which Dimensional serves as investment advisor, and Dimensional disclaims beneficial ownership of such securities.

(4) Includes 106 shares held as custodian for minor children, 2,760 shares that vest within 60 days under the 1996 MRP, 9,539 shares that have been allocated to Mr. Small's account in the ESOP and 79,960 shares that may be acquired upon the exercise of stock options.

 (5) Includes 118,094 shares owned by trusts for the benefit of Mr. Van Brackel and his wife, 9,327 shares that vest within 60 days under the 1996 Management Recognition Plan and Trust ("1996 MRP"), 23,494 shares that have been allocated to Mr. Van Brackel's account in the ESOP and 136,439 shares that may be acquired upon the exercise of stock options.

(6) Includes 1,555 shares that vest within 60 days under the 1996 MRP and 35,968 shares that may be acquired upon the exercise of stock options.

(7)      Includes 1,000 shares owned by his wife.

(8)      Includes 1,431 shares owned by his wife.

(9) Includes 1,555 shares that vest within 60 days under the 1996 MRP and 14,378 shares that may be acquired upon the exercise of stock options.

(10)     Includes 1,230 shares owned by his wife.

(11) Includes 1,555 shares that vest within 60 days under the 1996 MRP and 6,383 shares that may be acquired upon the exercise of stock options.

(12) Includes 2,000 shares owned by trusts for the benefit of Mr. Diehl and his wife, 1,399 shares that vest within 60 days under the 1996 MRP and 6,606 shares that may be acquired upon the exercise of stock options.

(13) Includes 317 shares held as custodian for minor children, 4,000 shares that vest within 60 days under the 1996 MRP, 12,624 shares that have been allocated to Mr. Wahl's account in the ESOP and 54,000 shares that may be acquired upon the exercise of stock options.

(14) Includes options to purchase 420,049 shares, 26,816 shares that vest within 60 days under the 1996 MRP, 45,658 shares allocated to the accounts of executive officers in the ESOP, and 123,318 shares held in trust for the 1996 MRP which vest after 60 days.

          INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, DIRECTORS
                   WHOSE TERMS CONTINUE AND EXECUTIVE OFFICERS

Election of Directors

         First Defiance's Board of Directors is currently composed of nine members. The Code of Regulations of First Defiance provides that the Board of Directors of First Defiance shall be divided into three classes which are as equal in number as possible, and that the members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is elected annually.

         At the Annual Meeting, shareholders of First Defiance will be asked to elect three directors for three year terms, and in each case until their successors are elected and qualified. Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If any person named as nominee should be unwilling to stand for election at the time of the Annual Meeting, the proxies will vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

Information Regarding Nominees for Director and Continuing Directors

         The following tables present information concerning each nominee for director and each director whose term continues, including his tenure as a director of First Federal.


                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                       NOMINEES BE RE-ELECTED AS DIRECTORS


          NOMINEES FOR DIRECTOR WITH THREE-YEAR TERMS EXPIRING IN 2003


                                            Positions Held in         Director
       Name                  Age             First Defiance           Since (1)
       ----                  ---             --------------           ---------

Don C. Van Brackel            61      Director, Vice Chairman           1979

Dr. Douglas A. Burgei         45      Director                          1995

Gerald W. Monnin              61      Director                          1997


                     DIRECTORS WITH TERMS EXPIRING IN 2001


                                            Positions Held in         Director
       Name                  Age             First Defiance           Since (1)
       ----                  ---             --------------           ---------

William J. Small              49      Chairman, President
                                      and Chief Executive Officer       1998

Stephen L. Boomer             49      Director                          1994

Peter A. Diehl                49      Director                          1998

                                                        (Footnotes on next page)

                      DIRECTORS WITH TERMS EXPIRING IN 2002


                                            Positions Held in         Director
       Name                  Age             First Defiance           Since (1)
       ----                  ---             --------------           ---------


Dr. John U. Fauster           62                Director                1975

Dr. Marvin J. Ludwig          73                Director                1979

Thomas A. Voigt               57                Director                1995

----------------
(1) Each director also serves as a director of First Federal Bank of the Midwest ("First Federal"), a wholly owned subsidiary of First Defiance. The indicated year includes service as a director for First Federal prior to the formation of First Defiance in 1995, where applicable.

      The business experience of each of the nominees or directors for at least the past five years is as follows:

Don C. Van Brackel. Mr. Van Brackel has served as Vice Chairman of the First Defiance Financial Corp. Board of Directors since January 1, 1999. Prior to that, Mr. Van Brackel served as Chairman of the Board of Directors and Chief Executive Officer of First Defiance and First Federal, from January 1, 1995 until his retirement on December 31, 1998. He was President and Managing Officer of First Federal from July 1992 until June 1996 and has been a director of First Defiance and its predecessors since 1979. He previously was president and chief executive officer of A. Van Brackel & Sons, Inc., Defiance, Ohio, a company that sells and services coin-operated equipment, sound systems and satellite-delivered background music as a 3-M franchisee. Mr. Van Brackel is a member of the Executive and Loan Review, Investment, Long-Range Planning and The Leader Mortgage Committees.

      Douglas A. Burgei, D.V.M. Dr. Burgei is a veterinarian practicing in Napoleon, Ohio since 1978. He was appointed to the Board of Directors in August 1995 and he serves as a member of the Investment, Long-Range Planning and MRP - Stock Options Committees and serves on the Executive and Loan Review Committees on a rotating basis.

      Gerald W. Monnin. Mr. Monnin is President and Chief Executive Officer of Northwest Controls, a Defiance, Ohio company that distributes high technology electronic automation and control products and systems. He has been a director since April 1997 and serves as chairman of the Compensation Committee and as a member of the Long Range Planning, MRP - Stock Options and The Leader Mortgage Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

      William J. Small. Mr. Small has served as President, Chairman of the Board and Chief Executive Officer of First Defiance and Chairman of the Board and Chief Executive Officer of First Federal since January 1, 1999. He previously served as President and Chief Operating Officer of First Federal from June 1996 through December 31, 1998 and before that he served as Senior Vice President responsible for lending from July 1, 1994. As Chairman and CEO, Mr. Small is also Chairman of the Executive and Loan Review, The Leader Mortgage Committees and the First Insurance and Investments board of directors and a member of the Investment and Trust Committees.

      John U. Fauster III D.D.S. Dr. Fauster is affiliated with the Defiance Dental Group and engages in the general practice of dentistry in Defiance, Ohio. He has been a director of First Defiance and its predecessors since 1975 and currently serves as a member of its Audit, Investment and Long Range Planning Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

      Marvin J. Ludwig. Dr. Ludwig was president of The Defiance College, an independent, co-educational, liberal arts college affiliated with the United Church of Christ, from 1975 until his retirement on June 30, 1994. He has served as a director of First Defiance and its predecessors since 1979 and currently serves as Chairman of the Audit Committee and as a member of the Compensation, MRP -- Stock Options and The Leader Mortgage Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

      Thomas A. Voigt. Mr. Voigt is vice president and general manager of the Bryan Publishing Company, commercial printers and publishers of The Bryan Times, The Countyline, The Montpelier Leader Enterprise and Realty Northwest. He was appointed to the board in August, 1995 and he serves as Chairman of the Long-Range Planning Committee and on the Compensation and MRP - Stock Options Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

      Peter A. Diehl. Mr. Diehl is President/Chief Executive Officer of Diehl, Inc., a privately held company headquartered in Defiance, Ohio which produces canned dairy products and non-dairy creamers for distribution throughout the United States and Asia. He has been a director since April 1998 and currently serves on the Audit, Compensation and Long Range Planning Committees as well as the First Insurance and Investments board of directors. He also serves on the Executive and Loan Review Committees on a rotating basis during the year.

      Stephen L. Boomer. Mr. Boomer is President and co-owner of Arps Dairy Inc., Defiance, Ohio, a processor and distributor of various dairy products. He has been a director since August

1994 and currently serves as Chairman of the MRP - Stock Options Committee and as a member of the Audit, Trust and Compensation Committees as well as the First Insurance and Investments board of directors. He also serves on the Executive and Loan Review Committees on a rotating basis during the year.

Executive Officers Who Are Not Directors

      The following sets forth certain information with respect to the executive officers of First Defiance who are not directors or nominees, including their business experience for at least the past five years.

      John C. Wahl. Age 39. Mr. Wahl was promoted to Executive Vice President of First Defiance and First Federal in November 1998. He previously was appointed Treasurer in April, 1997 and Senior Vice President and Chief Financial Officer in January, 1997 after having served as Controller since June 1, 1994. Prior to joining First Defiance he was a senior manager with Ernst & Young LLP, the Company's independent auditors.

      James L. Rohrs, Age 52. Mr. Rohrs joined First Defiance in August 1999 as Executive Vice President of First Defiance and President and Chief Operating Officer of First Federal. Prior to joining First Defiance Mr. Rohrs was employed by Huntington National Bank for 27 years. Since 1994 Mr. Rohrs served as Business Banking Product Manager for Huntington's bank-wide small business market center. Prior to that he was regional executive for Huntington's Northwest Ohio region.

Compliance with Section 16(a) of the 1934 Act

      Section 16(a) of the 1934 Act requires First Defiance's officers and directors, and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by regulation to furnish First Defiance with copies of all Section 16(a) forms they file.

      SEC regulations require that First Defiance disclose any Section 16 filing that was not made by the appropriate due date. Based on a review of the filings for 1999, First Defiance determined that a Form 4 for Gerald W. Monnin was not filed by the applicable due date.

The Board of Directors and Its Committees

      Regular meetings of the Board of Directors of First Defiance are held monthly and special meetings of the Board of Directors of First Defiance are held from time to time as needed. Regular meetings of the Board of Directors of First Federal are also held on at least a monthly basis and special meetings of the Board of Directors of First Federal are held from time-to-time as needed. There were 14 meetings of the Board of Directors of First Defiance and 13 meetings of the Board of Directors of First Federal held during 1999. No director attended fewer than 75% of the total number of meetings of the Board of Directors of either First Defiance or First Federal held during 1999 and the total number of meetings held by all committees of the Board on which the director served during such year.

      The Boards of Directors of First Defiance and First Federal have established various committees, including Executive, Audit, Compensation, Long Range Planning, MRP - Stock Options and The Leader Mortgage Board Committees. First Insurance and Investments, a subsidiary of First Defiance, has a separate board of directors.

      The Executive Committee generally has the power and authority to act on behalf of the Board of Directors on important matters between scheduled Board meetings unless specific board action is required or unless otherwise restricted by First Defiance's or First Federal's charter or bylaws or its Board of Directors. As Chairman of the Board, Mr. Small serves as Chairman of the Executive Committee. Mr. Van Brackel serves as a permanent member of the Executive Committee. The seven remaining directors serve on the Committee on a rotating basis during the year. The Executive Committee met 52 times during 1999.

      The Audit Committee reviews (i) the independent auditors' reports and results of their examination (ii) the OTS and Federal Deposit Insurance Corporation and other regulatory reports and (iii) reports issued in connection with internal audit procedures performed by firms engaged by the Audit Committee. The entire Board of Directors subsequently reviews such reports and examinations. Currently, Drs. Ludwig and Fauster, and Messrs. Diehl and Boomer serve as members of this committee. The Audit Committee met four times during 1999.

      The Compensation Committee, consisting of Messrs. Monnin, Voigt, Boomer and Diehl and Dr. Ludwig was established by the Board of Directors to oversee the compensation programs provided to First Defiance's management including base salaries, bonuses and benefit plans.

      The Long Range Planning Committee, consisting of Messrs. Voigt, Van Brackel, Diehl and Monnin and Drs. Fauster and Burgei, is responsible for reviewing strategic decisions which will have a long-term impact on First Defiance's operations.

      The MRP - Stock Options Committee, consisting of Messrs. Boomer, Voigt and Monnin and Drs. Ludwig and Burgei, is responsible for reviewing and approving grants made to management under First Defiance's 1996 Management Recognition Plan (the "1996 MRP"), and the Option Plans. Such grants are also subject to approval by the full Board of Directors.

      The Leader Mortgage Board Committee, consisting of Messrs Small, Van Brackel, Monnin and Ludwig along with certain senior management personnel from The Leader Mortgage Company and First Defiance, is responsible for reviewing, monitoring, and providing strategic direction for the operations of The Leader Mortgage Company, which is organized as a single member limited liability company. The Committee meets on a monthly basis.

      The First  Insurance and  Investments  Board of Directors  includes Messrs
Small, Boomer and Diehl along with certain senior management personnel from First Insurance and Investments and First Defiance. It is responsible for reviewing, monitoring and providing strategic direction for the operations of First Insurance and Investments. The Board meets on a monthly basis.

      First Defiance does not have a nominating committee, the functions of which are performed by the full Board of Directors.

                             EXECUTIVE COMPENSATION

Summary

      The following table sets forth a summary of certain information concerning the compensation awarded to or paid by First Defiance for services rendered in all capacities during the last three fiscal years to the Chief Executive Officer and the most highly compensated executive officers of First Defiance and First Federal whose total compensation during the year ended December 31, 1999 exceeded $100,000. Positions with First Defiance are listed as of December 31, 1999.

                                 Annual Compensation (3)     Long Term Compensation
                                 -----------------------   -------------------------
                                                                     Awards
                                                           --------------------------
                                                           Restricted      Securities
      Name and                                    Bonus      Stock         Underlying           All Other
  Principal Position     Year     Salary (1)       (2)     Grants(4)         Options        Compensation (5)
William J. Small,        1999      $190,000      $56,857        ---            ---              $21,221
Chairman, President      1998       152,000          ---        ---            ---               31,816
and Chief Executive      1997        89,124       53,474        ---            ---               50,786
Officer
---------------------- --------- ----------- ------------ ------------- --------------- --------------------

John C. Wahl,            1999      $117,000      $26,246        ---            ---              $17,070
Executive Vice           1998       115,000          ---        ---            ---               30,965
President, Chief         1997        82,168       49,301    $87,000         10,000               50,786
Financial Officer
and Treasurer

-----------------
                                                        (Footnotes on next page)

(1) Includes amounts deferred by Messrs. Small and Wahl pursuant to First Defiance's deferred compensation program.

(2) Bonus amounts reflect amounts earned during the fiscal year as determined by the Compensation Committee, including amounts which are paid in the following year.

(3) Does not include amounts attributable to miscellaneous benefits received by executive officers. In the opinion of management of First Defiance the costs to First Defiance of providing such benefits to any individual executive during the year ended December 31, 1999 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(4) Represents the grant of 8,000 shares of restricted Common Stock to Mr. Wahl in April, 1997 under the 1996 MRP. All shares granted under this program vest 20% per year over five years on the anniversary date of the grant. Unvested shares are forfeited upon termination or retirement. The award to Mr. Wahl had a fair value at December 31, 1999 of $84,000.

(5) Consists of amounts allocated by First Defiance on behalf of Messrs. Small and Wahl pursuant to First Defiance's Employee Stock Ownership Plan and matching and profit sharing contributions pursuant to First Defiance's 401(k) Plan.

Stock Options

         There were no option grants made during fiscal 1999 pursuant to First Defiance's Stock Option Programs to the individuals named in the Summary Compensation Table.

         The following table sets forth certain information concerning exercises of stock during the year ended December 31, 1999 and options held by the named executive officers at December 31, 1999 under the 1993 Stock Incentive Plan and the 1996 Stock Option Plan.

                                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                            AND FISCAL YEAR END OPTION VALUES

                                                               Number of
                                                    Securities Underlying Unexercised    Value of Unexercised In the
                     Shares                              Options at Year End (1)            Options at Year End (1)
                  Acquired on         Value          -------------------------------   --------------------------------
        Name       Exercise          Realized        Exercisable       Unexercisable   Exercisable        Unexercisable
        ----       --------          --------        -----------       -------------   -----------        -------------
William J. Small      ---               ---            73,060             34,040           $ 3,795              $ 2,530
John C. Wahl          ---               ---            48,000             12,000               -0-                  -0-

-----------------

(1) Based on a per share market price of $10.50 at December 31, 1999 and exercise prices ranging from $10.375 per share to $13.00 per share.

Report of the Compensation Committee

     In order to provide compensation levels comparable to its peers and to provide incentives for achieving improved performance, the Compensation Committee recommended and the Board of Directors adopted an incentive-based executive salary program which will provide the Chief Executive Officer with a base salary targeted at approximately 70% of total cash compensation with the remaining 30% consisting of an incentive bonus. Other members of senior management participate under a similar program, with base targets ranging from 75% to 80% of total compensation and incentive bonus targets ranging from 20% to 25%. Under the program, senior management would attain targeted levels of compensation only upon realizing prescribed levels of performance established by the Board.

     The Committee evaluates the base salaries of the executive officers of First Defiance and First Federal annually. An executive officer's base salary is determined based upon longevity with First Defiance, the effectiveness of such individual in performing his duties, peer averages at the position in question and First Defiance's overall performance. No particular weight is assigned to these variables. The base salary component alone, while designed to be competitive with peer group averages, is not designed to produce top levels of compensation for the executive officers of First Defiance when compared to its peer group. The incentive component, as described below, which requires First Defiance to achieve specific goals before additional compensation is paid, is the element which is designed to make total compensation for each of the executive officers comparable with compensation for executive officers in First Defiance's peer group.

     For 1999, the Board of Directors prescribed that certain target measurements be met in order to fund the executive compensation pool. The measurements included a minimum level of diluted earnings per share, a minimum target for growth in net interest and non-interest income, and a maximum efficiency ratio. Based on 1999 financial results, 78.1% of the executive bonus pool was funded.


      By the Compensation Committee: G.W. Monnin, Chairman, M.J. Ludwig, T.A. Voigt and P.A. Diehl.

Performance Graph

     The following graph compares the yearly cumulative total return on the Common Stock for the last five years with (i) the yearly cumulative total return on the stocks included in the Nasdaq Stock Market Index (for United States companies) (ii) the yearly cumulative total return on stocks included in the Nasdaq Bank Stock Index and (iii) the yearly cumulative total return on stocks included in the SNL Securities Midwest Thrift Index. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.




                          First Defiance Financial Corp
                            (including predecessors)

                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]



                                                               Period Ending
                                     ---------------------------------------------------------------
Index                                12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
First Defiance Financial Corp.        100.00     168.36     211.27     279.54     255.54     194.69
NASDAQ - Total US                     100.00     141.33     173.89     213.07     300.25     542.43
NASDAQ Bank Index                     100.00     149.00     196.73     329.39     327.11     314.42
SNL Midwest Thrift Index              100.00     151.14     190.42     306.89     283.55     235.73

Directors' Compensation

     During the year ended December 31, 1999, each outside member of the Board of Directors of First Defiance received an annual fee of $16,580 plus an additional fee of $400 per Board meeting attended. Outside Directors have the option to defer up to $5,000 of their annual fees pursuant to a deferred compensation plan. Directors also received a $500 annual fee for each committee they serve on, with the exception of rotating service on the Executive Committee and service on The Leader Mortgage Board Committee. For service on the Executive Committee, they received $100 per meeting attended during their term as members. For service on The Leader Mortgage Board Committee, outside directors receive $500 for each meeting attended. For service on the First Insurance and Investments board, outside directors receive $300 for each meeting attended.

      Mr. Van Brackel, formerly Chairman, President and CEO, assumed the responsibilities of Vice Chairman of the Board on January 1, 1999. In that capacity, Mr. Van Brackel is paid an annual salary of $63,000 for a three-year period. Mr. Van Brackel is receiving that salary in lieu of any other director's compensation. He has the option to defer up to $10,000 of his annual salary pursuant to the deferred compensation plan. Mr. Small does not receive any additional compensation for his service on the Board of Directors.

     In 1999, the Mr. Diehl and Mr. Monnin each received grants under the 1996 Stock Option Plan to purchase an aggregate of 1,943 shares of Common Stock at a $11.25 exercise price.

Employment Agreements

     First Defiance has entered into employment agreements with Messrs. Small, Wahl and Rohrs (the "Executives"). The form of employment agreement for each Executive is substantially the same and provides each officer with a three-year term of employment commencing on the date of the agreement. On the first anniversary of each agreement and each anniversary thereafter, the Board of Directors of First Defiance shall consider and review extension of the terms of each agreement and shall continue to extend under such terms unless either party gives notice of non-renewal to the other party.

     The employment agreements are terminable with or without cause by First Defiance. The Executives have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by First Defiance for cause, disability, retirement or death. However, in the event that (i) an Executive terminates his employment because of failure of First Defiance to comply with any material provision of the employment agreement or (ii) the employment agreement was terminated by an Executive for Good Reason, as defined, an Executive would be entitled to 2.99 times the average annual compensation paid to him by First Defiance during the five most recent taxable years ending during the calendar year in which the notice of termination occurs or such portion of such period in which the Executive served as senior officer of First Defiance as well as continued participation in employee benefit plans of First Defiance (other than retirement plans and stock compensation plans) until the expiration of the remaining term of employment. "Good Reason" would generally be defined in the employment agreements to include the assignment by First Defiance to the Executive of any duties which, in the Executive's good faith determination, are materially inconsistent with the Executive's positions, duties, responsibilities and status with First Defiance prior to such assignment or prior to a change in control of First Defiance.

     The employment agreements provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, then such payments and benefits received thereunder would be reduced, in the manner determined by First Defiance, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being nondeductible by First Defiance for federal income tax purposes. Excess parachute payments generally would be defined as payments in excess of three times the recipient's average annual compensation from First Defiance includable in the recipients gross income during the most recent five taxable years ending before the date on which a change in control of First Defiance or other triggering events occurred ("base amount"). A recipient of excess parachute payments is subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount would not be deductible by First Defiance as compensation expense for federal income tax purposes.

Indebtedness of Management

     First Defiance has had no loans outstanding since January 1, 1999 in excess of $60,000 to any director, nominee for election as a director or executive officer of First Defiance, any member of the immediate family of any such person or to certain corporations, organizations or trusts affiliated with any such person, except loans made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1999, and has reported on the Company's consolidated financial statements. Representatives of the firm will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

                                  OTHER MATTERS

     Each proxy solicited hereby also confers discretionary authority on the Board of Directors of First Defiance to vote the proxy with respect to the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by First Defiance. First Defiance will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and employees of First Defiance may solicit proxies personally or by telephone without additional compensation.

                              SHAREHOLDER PROPOSALS

     Any proposal that a shareholder intends to have included in First Defiance's proxy statement for the 2001 Annual Meeting of Shareholders must be sent to the main office of First Defiance and must be received by First Defiance no later than November 20, 2000. If a shareholder intends to present a proposal at the 2001 Annual Meeting but does not wish to have the proposal included in the proxy materials for that meeting, the proxies designated by the Board of Directors of First Defiance for the 2001 Annual Meeting may vote in their discretion on the shareholder proposal without mentioning the shareholder proposal in the proxy statement or on the proxy card for such meeting if the proposal is not received by February 2, 2001. It is recommended that any such proposals be sent by certified mail, return receipt requested.


                     ANNUAL REPORTS AND FINANCIAL STATEMENTS

     Shareholders of First Defiance as of the Voting Date for the Annual Meeting are being forwarded a copy of First Defiance's Annual Report to Shareholders and Form 10-K for the year ended December 31, 1999 ("Annual Report"). Included in the Annual Report are the consolidated financial statements of First Defiance as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, prepared in accordance with generally accepted accounting principles, and the related report of First Defiance's independent public accountants. The Annual Report is not a part of this Proxy Statement.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              /s/John W. Boesling, Secretary
                                              ------------------------------
                                                 John W. Boesling, Secretary
March 20, 2000
Defiance, Ohio

                                 REVOCABLE PROXY
                         FIRST DEFIANCE FINANCIAL CORP.

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST DEFIANCE FINANCIAL CORP. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 18, 2000 AND AT ANY ADJOURNMENT THEREOF.

   The undersigned hereby appoints the Board of Directors of First Defiance Financial Corp. (the "Company") as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on March 6, 2000 at the Annual Meeting of Shareholders to be held at the home office of its subsidiary, First Federal Bank, located at 601 Clinton Street, Defiance, Ohio 43512, on Tuesday, April 18, 2000, at 1:00 p.m., Eastern Time, and any adjournment thereof.

1. ELECTION OF DIRECTORS FOR THREE-YEAR TERM EXPIRING IN 2003
   Nominees for a three-year term expiring in 2003:

   Don C. Van Brackel, Douglas A. Burgei, Gerald W.  Monnin

                                    With-               For All
               [   ] For      [   ] hold      [   ]     Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------




2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THE SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS SPECIFIED IN ITEM 1 AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

                         Please be sure to sign and date
                          this Proxy in the box below.



                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

    Detach above card, sign, date and mail in postage paid envelope provided.

                         FIRST DEFIANCE FINANCIAL CORP.

  Please sign this exactly as your name(s) appear(s) on this proxy card. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.


                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY